HealthEquity Reports Second Quarter Ended July 31, 2014 Financial Results
Highlights of the Second Quarter Include:

•	Revenue of $20.9 million, an increase of 39% compared to Q2 FY14.

•	Net income of $3.0 million, an increase of 36% compared to Q2 FY14.

•	Net income per diluted share of $0.06 compared to $0.05 in Q2 FY14.

•	Adjusted EBITDA of $6.9 million, an increase of 48% compared to Q2 FY14.

•	Pro Forma non-GAAP EPS of $0.07 per share compared to $0.05 in Q2 FY14.

•	HSA Members grew to 1.1 million, a 46% increase from Q2 FY14.

•	Total AUM grew to $1.8 billion, a 41% increase from Q2 FY14.

Draper, Utah – September 9, 2014 – HealthEquity, Inc. (NASDAQ: HQY), a leader and an innovator in technology-enabled healthcare saving and spending platforms, today announced financial results for its second quarter ended July 31, 2014.
“Our second quarter results showed consistent performance from all three of our revenue streams. Our revenue growth of 39% in the quarter continues to outpace the industry, and our Adjusted EBITDA growth of 48% demonstrates the leverage inherent in our model,” remarked Jon Kessler, President and CEO of HealthEquity.
Mr. Kessler continued, “We continued to build on our momentum in the second quarter by adding approximately 333,000 new HSA Members year over year, a 46% increase. At the same time, we grew our assets under management by 41% over the same period last year. Our recent IPO further raised HealthEquity’s visibility and strengthened our position as one of the leading HSA providers in the U.S.”
Second Quarter Financial Results
For the second quarter ended July 31, 2014, HealthEquity reported revenue of $20.9 million, compared to $15.0 million for the second quarter ended July 31, 2013, an increase of 39%. Revenue consisted primarily of:

•	Account fee revenue of $10.5 million, an increase of 46% compared to Q2 FY14.

•	Custodial fee revenue of $5.9 million, an increase of 28% compared to Q2 FY14.

•	Card fee revenue of $4.2 million, an increase of 40% compared to Q2 FY14.

Net income and comprehensive income was $3.0 million for the second quarter ended July 31, 2014, compared to $2.2 million for the second quarter ended July 31, 2013.
Net income per share attributable to diluted common share was $0.06 for the second quarter ended July 31, 2014, compared to $0.05 for the second quarter ended July 31, 2013. Pro Forma non-GAAP EPS for the second quarter ended July 31, 2014 was $0.07, compared to $0.05 for the second quarter ended July 31, 2013.
Non-GAAP Adjusted EBITDA was $6.9 million for the second quarter ended July 31, 2014, an increase of 48% compared to $4.6 million for the second quarter ended July 31, 2013. Adjusted EBITDA was 33% of revenue for the second quarter ended July 31, 2014 compared to 31% for the second quarter ended July 31, 2013.
As of July 31, 2014, we had $20.9 million of cash and equivalents and no outstanding debt. This compares to $13.9 million in cash and equivalents and no outstanding debt as of January 31, 2014. As a result of our initial public offering, which closed on August 5, 2014, our cash balance now exceeds $100.0 million.

HSA Member Metrics
The total number of HSAs for which we serve as a non-bank custodian ("HSA Members") as of July 31, 2014 was 1.1 million, an increase of 46%, from 728,000 as of July 31, 2013.
Total assets under management ("AUM") as of July 31, 2014 was $1.8 billion, an increase of 41% year over year, comprised of:

•	Cash AUM of $1.5 billion, an increase of 37% compared to the same period last year; and

•	Investment AUM of $237.8 million, an increase of 77% compared to the same period last year.
Investment AUM was 13% of total AUM as of July 31, 2014 compared to 11% as of July 31, 2013.
Business Outlook
For fiscal year 2015, we expect our revenue to be between $83.0 million and $85.0 million and our Adjusted EBITDA to be between $22.0 million and $24.0 million. We expect our Pro Forma non-GAAP EPS to be between $0.16 per share and $0.18 per share. Our Pro Forma non-GAAP EPS estimate is based on an estimated weighted average shares outstanding of between 50.0 - 52.0 million and is calculated on a pro forma basis to give effect to the conversion of all of our outstanding convertible preferred stock and redeemable convertible preferred stock into common stock, which occurred on August 4, 2014 in connection with our IPO, as if such conversion occurred at the beginning of the period presented.
Conference Call
HealthEquity management will host a conference call at 5:00 pm (Eastern Time) on Tuesday, September 9, 2014 to discuss the second quarter financial results. The conference call will be accessible by dialing 888-572-7034, or 719-325-4264 for international callers, and referencing “HealthEquity 2nd Quarter”. A live webcast of the conference call will also be available on the investor relations section of the company’s website at www.HealthEquity.com
An audio replay will be available following the conclusion of the call through October 9, 2014. The replay can be accessed by dialing 888-203-1112 in the U.S., or 719-457-0820 for international callers. The passcode for the replay is: 7776793.
Non-GAAP Financial Information
To supplement our condensed consolidated financial statements presented on a GAAP basis, we disclose Adjusted EBITDA and Pro Forma non-GAAP EPS, which are non-GAAP financial measures. We define Adjusted EBITDA as adjusted earnings before interest, taxes, depreciation and amortization and other certain non-cash statement of operations items. We define Pro Forma non-GAAP EPS as net income per diluted share, calculated on a pro forma basis to give effect to the conversion of all of our outstanding convertible preferred stock and redeemable convertible preferred stock into common stock, which occurred on August 4, 2014 in connection with our IPO, as if such conversion occurred at the beginning of the fiscal year. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. The company cautions investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the company’s industry, business strategy, plans, goals and expectations concerning our market position, product expansion, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the control of the company. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the continued availability of tax-advantaged consumer-directed benefits to employers and employees, the company’s ability to acquire and retain new network partners and to cross-sell its products to existing network partners and members, the company’s ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets, the company’s ability to raise awareness among employers and employees about the advantages of adopting and participating in consumer-directed benefits programs, and the company’s ability to identify and execute on network partner opportunities. For a detailed discussion of these and other risk factors, please refer to the risks detailed in the company’s filings with the Securities and Exchange Commission, including, without limitation, the final prospectus for the company’s initial public offering filed on August 1, 2014 and most recent Quarterly Report on Form 10-Q and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. The company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

HealthEquity, Inc. and its subsidiaries
Condensed consolidated statements of operations and comprehensive income (unaudited)

	Three months ended July 31,		Six months ended July 31,
(in thousands, except per share data)	2014	2013	2014	2013

Revenue
Account fee revenue	$10,548	$7,209	$20,936	$14,225
Custodial fee revenue	5,934	4,648	11,361	9,097
Card fee revenue	4,233	3,014	8,531	6,076
Other revenue	176	111	294	208
Total revenue	20,891	14,982	41,122	29,606

Cost of services
Account costs	6,703	4,705	13,131	9,700
Custodial costs	1,006	910	1,944	1,879
Card costs	1,412	1,009	2,817	1,983
Other costs	1	15	2	42
Total cost of services	9,122	6,639	17,894	13,604

Gross profit	11,769	8,343	23,228	16,002

Operating expenses
Sales and marketing	2,321	1,837	4,554	3,582
Technology and development	2,302	1,659	4,488	3,328
General and administrative	1,666	825	2,809	1,735
Amortization of acquired intangible assets	409	409	818	818
Total operating expenses	6,698	4,730	12,669	9,463

Income from operations	5,071	3,613	10,559	6,539

Other expense
Interest expense	—	(10)	—	(20)
Loss on revaluation of redeemable convertible preferred stock derivative	—	—	(735)	—
Other expense, net	(39)	(30)	(131)	(103)

Total other expense	(39)	(40)	(866)	(123)

Income before income taxes	5,032	3,573	9,693	6,416

Income tax provision	2,004	1,351	3,947	2,444

Net income and comprehensive income	$3,028	$2,222	$5,746	$3,972

Net income attributable to common stockholders:
Basic	$1,565	$689	$5,457	$1,111
Diluted	$2,591	$1,834	$6,481	$2,304

Net income per share attributable to common stockholders:
Basic	$0.19	$0.12	$0.70	$0.20
Diluted	$0.06	$0.05	$0.14	$0.08

Weighted-average number of shares used in computing net income per share attributable to common stockholders:

Basic	8,135	5,566	7,757	5,529
Diluted	41,680	37,504	45,847	28,268

Net income and comprehensive income reconciliation to Adjusted EBITDA

	Three months ended July 31,		Six months ended July 31,
(in thousands)	2014	2013	2014	2013
Net income and comprehensive income	$3,028	$2,222	$5,746	$3,972
Interest expense	—	10	—	20
Income tax provision	2,004	1,351	3,947	2,444
Depreciation and amortization	983	600	1,825	1,171
Amortization of acquired intangible assets	409	409	818	818
Loss on revaluation of redeemable convertible preferred stock derivative liability	—	—	735	—
Other (1)	442	45	600	51
Total adjustments	$3,838	$2,415	$7,925	$4,504
Adjusted EBITDA	$6,866	$4,637	$13,671	$8,476

(1)
For the three and six months ended July 31, 2014 and 2013, respectively, Other consisted of interest income of $0, $(12), $0 and $(24), miscellaneous taxes of $39, $42, $132 and $44, and stock-based compensation of $403, $15, $468 and $31, respectively.

HSA Members

	July 31, 2014	July 31, 2013	% Change	January 31, 2014
HSA Members	1,061,713	728,346	46%	967,710
Average HSA Members	1,015,338	701,072	45%	747,182
Assets under management

(in thousands, except percentages)	July 31, 2014	July 31, 2013	$ Change	% Change	January 31, 2014
Cash AUM	$1,546,753	$1,129,490	$417,263	37%	$1,442,336
Investment AUM	237,831	134,417	103,414	77%	182,614
Total AUM	$1,784,584	$1,263,907	$520,677	41%	$1,624,950
Average daily cash AUM	$1,480,075	$1,096,021	$384,054	35%	$1,137,825
Net income per share reconciliation to Pro Forma non-GAAP EPS

	Three months ended July 31,		Six months ended July 31,
(in thousands, except per share data)	2014	2013	2014	2013
GAAP net income	$3,028	$2,222	$5,746	$3,972
Pro forma weighted average shares used in computing non-GAAP diluted earnings per share (1)	46,137	41,889	45,923	42,002
Pro forma non-GAAP earnings per diluted share	$0.07	$0.05	$0.13	$0.09

(1)
The pro-forma diluted weighted average shares outstanding give effect to the conversion of all outstanding shares of convertible preferred stock and redeemable convertible preferred stock into shares of common stock using the as-if converted method as of the beginning of each period presented. In August 2014, in connection with the closing of our initial public offering, all of our outstanding convertible preferred stock and redeemable convertible preferred stock was converted into common stock.